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                                                                 EXHIBIT 10.44



AMENDMENT TO 1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN, AS AMENDED




      On May 21, 1996, the stockholders of the Company approved amending the above-referenced plan to increase the number of shares of common stock, par value $.01 per share, of the Company available for grant as stock options from 600,000 shares to 1,800,000 shares. All other terms of the plan remained unchanged.